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                                                                      EXHIBIT 99

Contact: Maarten D. Hemsley  (phone 817-416-0717)
         Joseph Harper, Sr. (phone 281-821-9091)

OAKHURST ANNOUNCES 80.1% INVESTMENT IN STERLING CONSTRUCTION COMPANY. EXCHANGES NEW HEIGHTS INVESTMENT FOR SUBSTANTIAL DEBT CANCELLATION AND RETURN OF COMMON SHARES.

July 19, 2001 - Oakhurst Company, Inc. (OAKC:OTB) ("Oakhurst" or the "Company") today announced the completion of a transaction by which it has substantially increased its investment in Sterling Construction Company of Houston, Texas, ("Sterling") and the closing of the exchange of its investment in New Heights Recovery & Power LLC ("New Heights") for the cancellation of $15 million of debt and the return of 1.7 million shares of Oakhurst common stock.

Prior to the Sterling transaction, Oakhurst's wholly-owned subsidiary, Oakhurst Technology, Inc. ("OTI"), owned approximately 12% of Sterling's equity. Pursuant to the just completed Sterling transaction, Oakhurst acquired additional Sterling shares through the conversion of Sterling convertible debt and the direct acquisition of Sterling common stock, thereby increasing its equity position in Sterling to 80.1%.

Consideration for the additional Sterling shares acquired consisted of approximately 1,125,000 shares of Oakhurst common stock, payments aggregating $9.9 million, the issuance of approximately $2.4 million of four-year Oakhurst subordinated zero coupon notes (with a maturity value of approximately $3.8 million, together with warrants to purchase 304,000 Oakhurst shares), and the issuance by Sterling of $6 million of subordinated debt repayable over three years.

Funding for the cash portion of the Sterling transaction was provided principally by borrowings by Sterling under its bank revolving credit agreement, and by the issuance by Oakhurst to UK-based North Atlantic Smaller Companies Investment Trust ("NASCIT") of approximately 605,000 shares of Oakhurst common stock and approximately $2.6 million of subordinated zero coupon notes (with a maturity value of approximately $4.1 million, together with warrants to purchase 323,000 Oakhurst shares), for aggregate proceeds of $3.5 million.

The shares of Oakhurst issued in the Sterling and NASCIT transactions were the shares returned to Oakhurst in the New Heights transaction, so that the number of Oakhurst shares currently outstanding has not increased or decreased as a result of the transactions. The ten-year warrants to purchase Oakhurst shares that were issued in connection with the zero-coupon notes are exercisable after fifty-four months at $1.50 per share

As part of the Sterling transaction, holders of approximately $1.3 million of short-term debt issued by Oakhurst to finance a 1999 investment in Sterling exchanged that debt for long-term Oakhurst debt and ten-year warrants for approximately 123,000 Oakhurst shares, at an `exercise price of $1.50 per share, and exercisable after fifty-four months.

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The management of Sterling, who continue to own the remaining 19.9% of Sterling, have the right to require Oakhurst to purchase those shares after three years.

Sterling is a heavy civil construction company based in Houston that specializes in municipal and state highway contracts for paving, bridge, water and sewer, and light rail. For its fiscal year ended September 30, 2000 Sterling reported revenues of $76 million, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of $8.5 million, and pre-tax profits of $5.8 million. For the six months ended March 31st, 2001 Sterling reported unaudited results reflecting revenues of $36 million, EBITDA of $3.2 million, and pre-tax profits of $1.4 million. At June 30th, 2001 Sterling had a contract backlog of approximately $124 million resulting from high levels of infrastructure spending in the company's market-place supported by the expansion of Sterling's equipment fleet.

Closing of the Sterling transaction followed the completion of the New Heights transaction, in which OTI transferred to Casella Waste Systems, Inc. OTI's 37.5% equity interest in New Heights in exchange for which, Casella transferred to Oakhurst the 1,730,000 shares of Oakhurst common stock owned by Casella and canceled all but $1 million of the debt and accrued interest owed to Casella (resulting in aggregate debt forgiveness of about $15 million) that had been used to finance the acquisition and start-up of the New Heights facility. The remaining $1 million in debt owed to Casella has been converted into a four-year note with interest payable at maturity, together with a ten-year warrant to purchase approximately 500,000 shares of Oakhurst common stock at an exercise price of $1.50 per share, exercisable after fifty-four months.

The Sterling transaction will result in the appointment by Oakhurst of Patrick Manning, Sterling's CEO, as Chief Executive Officer, and Joseph Harper, Sr. Sterling's CFO, as President. Robert Davies, Oakhurst's Chief Executive Officer, will step down from that position, but will remain a member of the Board. Maarten Hemsley, formerly President and Chief Financial Officer of Oakhurst, will continue as its CFO.

Pursuant to the New Heights transaction, Ross Pirasteh, Jack Polak and Marty Sergi resigned from Oakhurst's Board, and pursuant to the Sterling transaction, John Abernathy, Mark Auerbach, Bernard Frank and Joel Lever resigned from Oakhurst's Board. The vacancies are to be filled by Patrick Manning, Joseph Harper, Sr., Christopher Mills (a representative of NASCIT), Robert Frickel and one other independent director. All of these newly elected directors will serve until Oakhurst's 2001 Annual Meeting of Stockholders scheduled for September, 2001.

In announcing the completion of these transactions, Mr. Hemsley said that Oakhurst will reflect an immediate substantial improvement in its net worth.

In addition to its investment in Sterling, Oakhurst continues to own Steel City Products, its automotive accessories distributor that is based in Pittsburgh, PA. In recent years, Steel City has expanded its product offering to include non-food pet supplies, and has recently added lawn and garden products. For the fiscal year ending February 2001 Steel City's revenues

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were $20.7 million, and its operations were profitable. In conjunction with the
Sterling transaction, Steel City completed the refinancing of its $4.5 million working capital line of credit.

The statements contained in this press release that are not historical facts contain forward-looking information and accordingly involve risks and uncertainties. Factors including overall economic and market conditions, competitors' and customers' actions and other risk factors described in the Company's filings with the Securities and Exchange Commission could cause actual future results and outcomes to differ materially.